Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
Compex Technologies, Inc. Dan W. Gladney, CEO Scott P. Youngstrom, CFO (651) 631-0590 www.compextechnologies.com	E-mail: investorrelations@compextechnologies.com

Compex Technologies Announces $8.9 Million Private Placement of Securities

NEW BRIGHTON, MN (November 19, 2003) — Compex Technologies, Inc. (NASDAQ NM: CMPX) today announced that it has entered into definitive agreements with certain independent institutional and other accredited investors with respect to the private placement of 1,000,000 units of its securities at a purchase price of $8.9072 per unit. Each unit consists of one share of its common stock, $.10 par value per share, and an additional right to purchase a quarter of a share of its common stock at $9.3526 per share. These additional investment rights will expire 90 days after the date of the agreement.

The gross proceeds from the private placement will be approximately $8.9 million, and the net proceeds, excluding the proceeds of any exercise of the additional investor rights, will be approximately $8.3 million.

The securities offered by Compex Technologies in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company will be obligated to prepare and file a registration statement covering the resale of the common stock included in the units and the common stock issuable upon exercise of the additional investment rights.

This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Compex Technologies, Inc. is engaged in the manufacture and sale of healthcare products based upon electrical stimulation technologies designed to improve health, wellness, athletic performance and physical fitness.

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